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                                                                    EXHIBIT 12.5

                         INTERNATIONAL WIRE GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS EXCEPT RATIO AMOUNTS)


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                                                              YEAR ENDED
                                                               DECEMBER         SIX MONTHS
                                                                  31,         ENDED JUNE 30,
                                                              -----------   ------------------
                                                                 1996        1997       1996
                                                              -----------   -------   --------
Earnings:
  Income (loss) before income tax provision and
     extraordinary item.....................................   $(88,220)    $ 9,361   $(10,141)
  Fixed charges.............................................     47,460      27,811     22,757
                                                               --------     -------   --------
  Earnings..................................................   $(40,760)    $37,172   $ 12,616
                                                               --------     -------   --------
Fixed charges:
  Interest expense..........................................   $ 43,013     $25,380   $ 20,583
  Amortization of deferred financing fees...................      3,701       2,057      1,814
  Rent expense..............................................        746         374        360
                                                               --------     -------   --------
  Fixed charges.............................................   $ 47,460     $27,811   $ 22,757
                                                               --------     -------   --------
Ratio of earnings to fixed charges..........................         --         1.3x        --
Deficiency of earnings available to cover fixed charges.....   $(88,220)         --    (10,141)
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